EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Velocity Express Corporation for the registration of 25,358,506 shares of its common stock and to the incorporation by reference therein of our report dated October 17, 2005, with respect to the consolidated financial statements and schedule of Velocity Express Corporation included in its Annual Report (Form 10-K) for the year ended July 2, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut February 28, 2006